Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On April 30, 2019 (the “Divestiture Date”), Johnson Controls International plc (the “Company” or “Johnson Controls”) completed the sale of its battery business ("Power Solutions"), to BCP Acquisitions LLC for net cash proceeds of approximately $11.6 billion.
During the first quarter of fiscal 2019, the Company determined that its Power Solutions business met the criteria to be classified as a discontinued operation (the "Power Solutions Discontinued Operations").
Unaudited Pro Forma Consolidated Financial Information
The following unaudited pro forma consolidated financial statements as of December 31, 2018, and for the three months ended December 31, 2018 and for each of the years ended September 30, 2018, 2017 and 2016, reflect adjustments to the Company’s historical financial results related to the:

•
Power Solutions divestiture and related events. The unaudited pro forma consolidated statements of income for the three months ended December 31, 2018 and the year ended September 30, 2018 give effect to the Power Solutions divestiture and related events as if they occurred at the beginning of this period on October 1, 2017. The unaudited pro forma consolidated statement of financial position gives effect to the Power Solutions divestiture and related events as if they occurred as of December 31, 2018, the Company’s latest balance sheet date.

•
Power Solutions Discontinued Operations. The unaudited pro forma consolidated statements of income reflect the removal of the Power Solutions Discontinued Operations historical results in all periods presented.

The unaudited pro forma consolidated statements of income (i) are presented based on information currently available, (ii) are intended for informational purposes only, (iii) are not necessarily indicative of and do not purport to represent what the Company’s operating results would have been had the Power Solutions divestiture and related events occurred as described or what the Company’s future operating results will be after giving effect to these events, and (iv) do not reflect all actions that may be undertaken by the Company after the divestiture of Power Solutions. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma consolidated financial statements and the accompanying notes should be read together with:

•
Historical financial statements of Johnson Controls as of and for the year ended September 30, 2018 and the related notes included in Johnson Controls’ Annual Report on Form 10-K for the year ended September 30, 2018 that Johnson Controls filed with the Securities and Exchange Commission (“SEC”) on November 20, 2018; and

•
Separate historical financial statements of Johnson Controls as of and for the three months ended December 31, 2018 and the related notes included in Johnson Controls’ Quarterly Report on Form 10-Q for the period ended December 31, 2018 that Johnson Controls filed with the SEC on February 1, 2019. In those historical financial statements, Power Solutions was classified as a discontinued operation for all periods presented.

In the enclosed unaudited pro forma consolidated statements of income and unaudited pro forma consolidated statement of financial positon, the amounts reflected in the columns presented are described below:
Historical Johnson Controls
This column reflects Johnson Controls’ historical financial statements for the periods presented. The historical Johnson Controls consolidated statement of financial position as of December 31, 2018 and the consolidated statement of income for the three months ended December 31, 2018 were derived from the Company’s unaudited interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2018. The historical Johnson Controls consolidated statements of income for each of the years ended September 30, 2018, 2017 and 2016, were derived from the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended September 30, 2018.

Power Solutions Discontinued Operations
The unaudited pro forma financial information related to the Power Solutions Discontinued Operations has been prepared in accordance with the discontinued operations guidance in Accounting Standards Codification 205, “Financial Statement Presentation,” and therefore does not reflect what Johnson Controls’ or Power Solutions' results of operations would have been on a stand-alone basis and are not necessarily indicative of Johnson Controls’ or Power Solutions’ future results of operations. As such, the unaudited pro forma consolidated statements of income do not allocate any general corporate overhead expenses of Johnson Controls to the Power Solutions Discontinued Operations.
The information in the Power Solutions Discontinued Operations column in the unaudited pro forma consolidated statements of income was prepared based on the Johnson Controls’ annual audited financial statements and only include costs that are directly attributable to the operating results of Power Solutions.
Power Solutions was classified as a discontinued operation within Johnson Controls’ historical consolidated statement of income for the three months ended December 31, 2018, and as a result a Power Solutions Discontinued Operations adjustment was not needed to determine pro forma continuing operations for the three months ended December 31, 2018.

Pro Forma Adjustments
The unaudited pro forma consolidated statement of financial position as of December 31, 2018 include additional pro forma adjustments which are further described in the accompanying notes.

JOHNSON CONTROLS INTERNATIONAL PLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
THREE MONTHS ENDED DECEMBER 31, 2018
(in millions, except per share data)

Pro Forma Johnson Controls Continuing Operations

Net sales
Products and systems	$3,922
Services	1,542
5,464
Cost of sales
Products and systems	2,824
Services	915
3,739

Gross profit	1,725

Selling, general and administrative expenses	(1,438)
Net financing charges	(85)
Equity income	42

Income from continuing operations before income taxes	244

Income tax provision	108

Net income from continuing operations	136

Income from continuing operations attributable to noncontrolling interests	29

Net income from continuing operations attributable to Johnson Controls	$107

Basic earnings per share attributable to Johnson Controls from continuing operations	$0.12

Diluted earnings per share attributable to Johnson Controls from continuing operations	$0.12

Weighted average number of shares outstanding:
Basic	921.6
Diluted	925.2

JOHNSON CONTROLS INTERNATIONAL PLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FISCAL YEAR ENDED SEPTEMBER 30, 2018
(in millions, except per share data)

	Historical Johnson Controls	Power Solutions Discontinued Operations	Pro Forma Johnson Controls Continuing Operations

Net sales
Products and systems	$25,332	$(8,000)	$17,332
Services	6,068	—	6,068
	31,400	(8,000)	23,400
Cost of sales
Products and systems	18,602	(6,287)	12,315
Services	3,418	—	3,418
	22,020	(6,287)	15,733

Gross profit	9,380	(1,713)	7,667

Selling, general and administrative expenses	(6,010)	368	(5,642)
Restructuring and impairment costs	(263)	8	(255)
Net financing charges	(441)	40	(401)
Equity income	235	(58)	177

Income from continuing operations before income taxes	2,901	(1,355)	1,546

Income tax provision	518	(321)	197

Net income from continuing operations	2,383	(1,034)	1,349

Income from continuing operations attributable to noncontrolling interests	221	(47)	174

Net income from continuing operations attributable to Johnson Controls	$2,162	$(987)	$1,175

Basic earnings per share attributable to Johnson Controls from continuing operations	$2.34		$1.27

Diluted earnings per share attributable to Johnson Controls from continuing operations	$2.32		$1.26

Weighted average number of shares outstanding:
Basic	925.7		925.7
Diluted	931.7		931.7

JOHNSON CONTROLS INTERNATIONAL PLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FISCAL YEAR ENDED SEPTEMBER 30, 2017
(in millions, except per share data)

	Historical Johnson Controls	Power Solutions Discontinued Operations	Pro Forma Johnson Controls Continuing Operations

Net sales
Products and systems	$24,099	$(7,337)	$16,762
Services	6,073	—	6,073
	30,172	(7,337)	22,835
Cost of sales
Products and systems	17,220	(5,528)	11,692
Services	3,613	—	3,613
	20,833	(5,528)	15,305

Gross profit	9,339	(1,809)	7,530

Selling, general and administrative expenses	(6,158)	435	(5,723)
Restructuring and impairment costs	(367)	20	(347)
Net financing charges	(496)	30	(466)
Equity income	240	(83)	157

Income from continuing operations before income taxes	2,558	(1,407)	1,151

Income tax provision	705	(383)	322

Net income from continuing operations	1,853	(1,024)	829

Income from continuing operations attributable to noncontrolling interests	199	(42)	157

Net income from continuing operations attributable to Johnson Controls	$1,654	$(982)	$672

Basic earnings per share attributable to Johnson Controls from continuing operations	$1.77		$0.72

Diluted earnings per share attributable to Johnson Controls from continuing operations	$1.75		$0.71

Weighted average number of shares outstanding:
Basic	935.3		935.3
Diluted	944.6		944.6

JOHNSON CONTROLS INTERNATIONAL PLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FISCAL YEAR ENDED SEPTEMBER 30, 2016
(in millions, except per share data)

	Historical Johnson Controls	Power Solutions Discontinued Operations	Pro Forma Johnson Controls Continuing Operations

Net sales
Products and systems	$18,084	$(6,653)	$11,431
Services	2,753	—	2,753
	20,837	(6,653)	14,184
Cost of sales
Products and systems	13,323	(4,960)	8,363
Services	1,860	—	1,860
	15,183	(4,960)	10,223

Gross profit	5,654	(1,693)	3,961

Selling, general and administrative expenses	(4,190)	471	(3,719)
Restructuring and impairment costs	(288)	66	(222)
Net financing charges	(289)	13	(276)
Equity income	174	(48)	126

Income (loss) from continuing operations before income taxes	1,061	(1,191)	(130)

Income tax provision (benefit)	197	(426)	(229)

Net income from continuing operations	864	(765)	99

Income from continuing operations attributable to noncontrolling interests	132	(23)	109

Net income (loss) from continuing operations attributable to Johnson Controls	$732	$(742)	$(10)

Basic earnings (loss) per share attributable to Johnson Controls from continuing operations	$1.10		$(0.01)

Diluted earnings (loss) per share attributable to Johnson Controls from continuing operations	$1.09		$(0.01)

Weighted average number of shares outstanding:
Basic	667.4		667.4
Diluted	672.6		667.4

JOHNSON CONTROLS INTERNATIONAL PLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2018
(in millions)

	Historical Johnson Controls	Power Solutions Discontinued Operations	Pro Forma Adjustments		Pro Forma Johnson Controls Continuing Operations

Assets

Cash and cash equivalents	$292	$—	$12,711	(a)	$13,003
Accounts receivable - net	5,442	—	—		5,442
Inventories	2,027	—	—		2,027
Assets held for sale	3,042	(3,042)	—		—
Other current assets	1,152	—	(111)	(b)	1,041
Current assets	11,955	(3,042)	12,600		21,513

Property, plant and equipment - net	3,314	—	—		3,314
Goodwill	18,291	—	—		18,291
Other intangible assets - net	6,080	—	—		6,080
Investments in partially-owned affiliates	887	—	—		887
Noncurrent assets held for sale	5,159	(5,159)	—		—
Other noncurrent assets	2,330	—	—		2,330
Total assets	$48,016	$(8,201)	$12,600		$52,415

Liabilities and Equity

Short-term debt	$2,319	$—	$—		$2,319
Current portion of long-term debt	1	—	—		1
Accounts payable	3,273	—	—		3,273
Accrued compensation and benefits	868	—	—		868
Deferred revenue	1,378	—	—		1,378
Liabilities held for sale	1,636	(1,636)	—		—
Other current liabilities	2,178	—	807	(b)	2,985
Current liabilities	11,653	(1,636)	807		10,824

Long-term debt	9,588	—	—		9,588
Pension and postretirement benefits	569	—	—		569
Noncurrent liabilities held for sale	201	(201)	—		—
Other noncurrent liabilities	4,598	—	943	(b)	5,541
Long-term liabilities	14,956	(201)	943		15,698

Ordinary shares	10	—	—		10
Ordinary shares held in treasury, at cost	(1,543)	—	—		(1,543)
Capital in excess of par value	16,579	—	—		16,579
Retained earnings	6,136	(6,515)	10,850	(c)	10,471
Accumulated other comprehensive loss	(1,080)	442	—		(638)
Shareholders’ equity attributable to Johnson Controls	20,102	(6,073)	10,850		24,879
Noncontrolling interests	1,305	(291)	—		1,014
Total equity	21,407	(6,364)	10,850		25,893
Total liabilities and equity	$48,016	$(8,201)	$12,600		$52,415

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The unaudited pro forma consolidated statement of financial position as of December 31, 2018 includes the following Power Solutions divestiture-related adjustments:

(a)	Represents the cash proceeds received, net of certain transaction costs, in connection with the Power Solutions divestiture.

(b)	Represents the Company's income tax impact resulting from the Power Solutions divestiture gain as well as certain separation related costs.

(c)	Represents the net effect of the pro forma adjustments described in notes (a) through (b) above, had the transaction closed on December 31, 2018. These amounts are subject to finalization.